UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2014

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective as of November 17, 2014, the Board of Directors (the “Board”) of Antares Pharma, Inc. (“Antares”) appointed James E. Fickenscher as Senior Vice President and Chief Financial Officer of Antares, to serve at the pleasure of the Board. Mr. Fickenscher will serve in the capacity of Antares’ Principal Financial Officer and Principal Accounting Officer.

Mr. Fickenscher, 51, has over 25 years of experience in the pharmaceutical industry. Most recently, Mr. Fickenscher served as Chief Financial Officer of Auxilium Pharmaceuticals, Inc. from May 2005 until August 2014. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi S.A. Mr. Fickenscher joined Aventis Behring L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Behring L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi S.A., in its Collegeville, Pennsylvania and Paris, France offices and at Deloitte-Haskins & Sells, predecessor to Deloitte & Touche LLP. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

Employment Agreement with James E. Fickenscher.

On November 17, 2014, Antares entered into an employment agreement with Mr. Fickenscher pursuant to which Mr. Fickenscher will serve as the Senior Vice President and Chief Financial Officer of Antares. The employment agreement, which is effective immediately, is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal.

Pursuant to the employment agreement, Mr. Fickenscher is eligible to receive an initial annual base salary of $350,000, which will be reviewed annually for appropriate increases by the Board’s Compensation Committee. In addition, Mr. Fickenscher is eligible to receive a target annual bonus of 40% of base salary, based upon attainment of certain pre-set performance goals as determined by the Compensation Committee.

The terms of the employment agreement include a stock option to purchase 150,000 shares of Antares common stock, at an exercise price equal to the closing price of a share of Antares common stock as reported on the NASDAQ Capital Market on the date of grant, vesting over three years at the rate of 33-1/3% each year pursuant to the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended and restated.

Mr. Fickenscher is also eligible to participate in any other equity compensation plans established by Antares for members of management.

Under the employment agreement, Mr. Fickenscher is entitled to severance in the event of a termination by Antares without “cause” or by Mr. Fickenscher for “good reason” (as each term is defined in the employment agreement). In the event of such termination of employment within the period beginning 60 days immediately prior to a change of control (as defined in the employment agreement) and ending on the last day of the 12-month period immediately following a change of control (the “Change of Control Protection Period”), Mr. Fickenscher is entitled to severance equal to:

•	12 months of his then-current base salary, paid in installments over the 12-month period following termination of employment;

•	a pro-rated annual bonus payment for the year of termination based on target performance and the number of days that Mr. Fickenscher was employed by Antares in the year of his termination;

•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months or until the date he obtains coverage from a new employer; and

•	all outstanding equity grants held by Mr. Fickenscher immediately prior to his termination date which vest based upon Mr. Fickenscher’ continued service over time will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Fickenscher’ termination date. Mr. Fickenscher will have up to six months following the termination date to exercise the vested options.

In the event Mr. Fickenscher’ employment is terminated by Antares without cause or by Mr. Fickenscher for good reason before or after the Change of Control Protection Period, Mr. Fickenscher is entitled to severance equal to:

•	Six months of his then-current base salary, paid in installments over the six-month period following termination of employment;

•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of six months or until the date he obtains coverage from a new employer; and

•	with respect to all outstanding equity grants held by Mr. Fickenscher immediately prior to his termination date which vest based upon Mr. Fickenscher’ continued service over time, the portion of that would have become vested during the six-month period following Mr. Fickenscher’ termination date had he remained employed during such six-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Fickenscher’ termination date. Mr. Fickenscher will have up to six months following the termination date to exercise the vested options.

In the event that Mr. Fickenscher’ employment is terminated by Antares without cause or by Mr. Fickenscher for good reason and Mr. Fickenscher does not execute or revokes a release and waiver of claims in favor of Antares and its affiliates, Mr. Fickenscher will not be entitled to the severance benefits set forth above.

If Mr. Fickenscher’s employment is terminated by Antares for cause, on account of Mr. Fickenscher’s death or disability, or if Mr. Fickenscher terminates his employment for any reason other than good reason, then Antares will pay Mr. Fickenscher his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of Antares.

The employment agreement also provides that if the payments and benefits otherwise payable to Mr. Fickenscher under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, then Antares will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Fickenscher with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Mr. Fickenscher’s employment and thereafter, Mr. Fickenscher will maintain the confidentiality of all confidential information obtained by him as a result of his employment with Antares, including information received by him prior to the effective date of the employment agreement. In addition, during the term of Mr. Fickenscher’s employment with Antares, and for the six-month period after Mr. Fickenscher’s termination of employment (or the 12-month period if Mr. Fickenscher’ employment is terminated by Antares without cause or by Mr. Fickenscher for good reason during the Change of Control Protection Period), Mr. Fickenscher cannot (i) compete against Antares, (ii) solicit in any way the customers of Antares; or (iii) recruit in any way the employees of Antares.

The foregoing is a summary description of certain terms of the employment agreement and, by its nature, is incomplete. Antares will file the employment agreement as an exhibit to its Annual Report on Form 10-K for the year ending on December 31, 2014. All readers are encouraged to read the employment agreement when it is filed. Antares’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Antares home page on the Internet at http://www.antarespharma.com under the heading “ATRS Investor Information – SEC Filings.

Item 7.01 Regulation FD Disclosure.

On November 18, 2014, Antares issued a press release announcing the appointment of Mr. Fickenscher as Senior Vice President and Chief Financial Officer of Antares.

The full text of such press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 18, 2014, issued by Antares Pharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	November 18, 2014	By:	/s/ Jennifer Evans Stacey
		Name:	Jennifer Evans Stacey, Esq.
		Title:	Senior Vice President, General Counsel, Human Resources & Secretary

EXHIBIT INDEX

Exhibit

Exhibit No.	Description

99.1	Press Release, dated November 18, 2014, issued by Antares Pharma, Inc.